- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY

[_] Definitive Proxy Statement              (AS PERMITTED BY RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          STEVENS GRAPHICS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          STEVENS GRAPHICS CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          STEVENS GRAPHICS CORPORATION
                              5500 AIRPORT FREEWAY
                            FORT WORTH, TEXAS 76117

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 18, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stevens Graphics Corporation (the "Company") will be held at The Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, on Thursday, May 18, 1995 at 10:00 a.m., local time, for the following purposes:

    (1) To elect nine members of the Board of Directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified.

    (2) To consider and vote upon a proposal to change the name of the Company to "Stevens International, Inc." by amending the Company's Certificate of Incorporation.

    (3) To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants to audit the Company's financial statements for the 1995 fiscal year.

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on April 10, 1995, has been fixed as the record date for determining holders of Series A Common Stock and Series B Common Stock entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof. For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination of any stockholder during ordinary business hours at the offices of the Company, 5500 Airport Freeway, Fort Worth, Texas 76117.

  Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

  HOLDERS OF SERIES A COMMON STOCK AND SERIES B COMMON STOCK WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE APPROPRIATE PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,
                                          LOGO
                                          Paul I. Stevens
                                          Chairman of the Board and Chief
                                           Executive Officer

Fort Worth, Texas
April 18, 1995

                          STEVENS GRAPHICS CORPORATION
                              5500 AIRPORT FREEWAY
                            FORT WORTH, TEXAS 76117

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 18, 1995

  This Proxy Statement is being first mailed on or about April 18, 1994 to stockholders of Stevens Graphics Corporation (the "Company") by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at The Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, at 10:00 a.m. local time, on Thursday, May 18, 1995, or at such other time and place to which the Meeting may be adjourned.

  The purpose of the Meeting is to consider and vote upon (i) the election of nine directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected or qualified; (ii) a proposal to change the name of the Corporation to "Stevens International, Inc." by amending the Company's Certificate of Incorporation; (iii) a proposal to ratify the selection of Deloitte & Touche as the Company's independent public accountants to audit the Company's financial statements for the 1995 fiscal year; and (iv) such other matters as may properly come before the Meeting or any adjournments thereof.

  All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of each person named herein under "Proposal No. 1, Election of Directors" as a nominee for election as a director of the Company for the term described therein, (ii) FOR the approval of the proposal to change the name of the Company to "Stevens International, Inc." by amending the Company's Certificate of Incorporation (except for broker non-votes, which will not be counted as having been voted with respect to this proposal), (iii) FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants to audit the Company's financial statements for the 1995 fiscal year and (iv) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

  Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to Bank One Indianapolis, N.A., 111 Monument Circle, Suite 1611, Indianapolis, Indiana 46277, Attention: Kim Wilson. If notice of revocation is not received by the Meeting date, a stockholder may nevertheless revoke a Proxy if he attends the Meeting and desires to vote in person.

                       RECORD DATE AND VOTING SECURITIES

  The record date for determining the stockholders entitled to vote at the Meeting is the close of business on April 10, 1995 (the "Record Date"), at
which time the Company had issued and outstanding       shares of Series A
Common Stock, par value $0.10 per share ("Series A Stock"), and       shares of
Series B Common Stock, par value $0.10 per share ("Series B Stock"). Series A Stock and Series B Stock (collectively, "Common Stock") are the only outstanding securities of the Company entitled to vote at the Meeting.

  At the Meeting, the holders of Series A Stock, voting separately as a class, are entitled to elect three directors, and the holders of Series B Stock, voting separately as a class, are entitled to elect the remaining directors. As to the proposals to approve the change of the Company's name and to ratify the selection of the Company's independent public accountants, and any other matters that may properly come before the Meeting, the holders of Series A Stock and Series B Stock vote together as a class, with each holder of Series A Stock having one-tenth of one vote for each share of Series A Stock held by him or her, and each holder of Series B Stock having one vote for each share of Series B Stock held by him or her.

                                     QUORUM

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of each Series of Common Stock is necessary to constitute a quorum to elect the directors of that Series, and the presence of the holders of a majority of the issued and outstanding shares of Common Stock as a single class is necessary to constitute a quorum to transact all other business to come before the Meeting.

                                 PROPOSAL NO. I

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

  Nine directors are to be elected, each director to hold office for a term of one year or until his or her successor shall have been elected and qualified. Under the terms of the Company's Certificate of Incorporation, the holders of Series A Stock, voting separately as a class, are entitled to elect 25% of the Board of Directors (or the next higher whole number if such percentage is not a whole number), and the holders of Series B Stock, voting separately as a class, are entitled to elect the remaining directors. Accordingly, of the nine directors to be elected, three will be Series A Directors to be elected by holders of Series A Stock, and six will be Series B Directors to be elected by holders of Series B Stock. Approval of the proposal to elect the nominees to serve as directors of the applicable Series requires the affirmative vote of the holders of a majority of the shares of that Series present, in person or by proxy, at the Meeting. Votes may be cast in favor or withheld with respect to such proposal. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

  It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute.

  The nominees are as follows:

                                  DIRECTOR
             NAME             AGE  SINCE       POSITIONS WITH THE COMPANY
             ----             --- --------     --------------------------
   SERIES A DIRECTORS:
     Gene E. Overbeck(1)       65   1992   Director
     John W. Stodder(1)        72   1992   Director
     Edgar H. Schollmaier      62   1995   Director
   SERIES B DIRECTORS:
     Paul I. Stevens           80   1986   Chairman of the Board,
                                           Chief Executive Officer
                                           and Director
     Richard I. Stevens        56   1986   President, Chief Operating Officer
                                           and Director
     Constance I. Stevens(2)   51   1987   Director
     Robert H. Brown, Jr.(2)   41   1993   Director
     James D. Cavanaugh(1)     56   1993   Director
     Robert B. Holland, III    42    --    --

- --------
(1) Member of the Audit Committee.
(2) Member of the Stock Option and Compensation Committee.

  Mr. Overbeck has served as a director since March 1992. From 1972 until his retirement in 1990, Mr. Overbeck served as Senior Vice President of American Airlines. Mr. Overbeck currently serves as a consultant to AMR Corp. and American Airlines from time to time.

  John W. Stodder has served as a director of the Company since May 1992. For the past five years, Mr. Stodder has been a corporate finance consultant and has managed private investments. Mr. Stodder is also Vice Chairman and a director of Josten's Inc., a manufacturer of educational and business products and systems, and a director of Talley Industries, Inc., a manufacturer of industrial products, and Trans Leasing International, Inc., a medical and office equipment leasing company.

  Edgar H. Schollmaier was elected by the Board to the Board of Directors in March 1995 and is standing for election by the stockholders for the first time. Mr. Schollmaier has served in various capacities with Alcon Laboratories, Inc., a maker of ophthalmic, pharmaceutical and therapeutic products, since 1958, including as President and Chief Executive Officer since May 1977.

  Paul I. Stevens founded Stevens Corporation ("Stevens") in 1965 and founded the Company in 1986 to be a holding company for Stevens. He has served the Company as Chairman of the Board, Chief Executive Officer and a director since December 1986 and served Stevens as an officer and a director since its inception. In 1974, Mr. Stevens founded Stevens Industries, Inc., a family-owned holding company which is an affiliate of the Company and of which he is the controlling stockholder. Mr. Stevens is the father of Richard I. Stevens and Constance I. Stevens.

  Richard I. Stevens has served as President and a director of the Company since December 1986 and Chief Operating Officer of the Company since April 1987. Mr. Stevens also served as Vice President and Assistant Secretary of the Company from December 1986 until April 1987. He has served Stevens in various capacities since its inception, including serving as its President from 1969 until December 1987, and as a director beginning in 1969. Mr. Stevens is a stockholder, officer and director of Stevens Industries, Inc. Mr. Stevens is the son of Paul I. Stevens.

  Constance I. Stevens has served as a director of the Company since April 1987. Since July 1989, Ms. Stevens has been the President of a project management consulting firm in Carmel, California. From May 1980 until July 1989, Ms. Stevens served as the managing partner of Merritt Associates of Carmel, California, an architectural design and real estate development firm. Ms. Stevens is a stockholder, officer and director of Stevens Industries, Inc. Ms. Stevens is the daughter of Paul I. Stevens.

  Robert H. Brown, Jr. has served as a director of the Company since May 1993. Mr. Brown has served as Executive Vice President, Capital Markets, of Rauscher Pierce Refsnes, Inc. ("RPR"), Dallas, Texas, an investment banking firm, since February 1994, and served as Senior Vice President of RPR from January 1990 to February 1994. In 1989, Mr. Brown served as Senior Vice President of TM Capital Corp, an investment banking firm, and from 1985 to 1989 was associated with Thomson McKinnon Securities, an investment banking firm.

  James D. Cavanaugh has served as a director of the Company since May 1993. Mr. Cavanaugh served as Executive Vice President of Rockwell Graphic Systems from May 1983 until June 1985 and served as its President and Chief Executive Officer from June 1985 until his retirement in March 1993.

  Robert B. Holland, III is standing for election to the Board of Directors for the first time. Mr. Holland has served as Secretary to the Company since 1987 and has served as a partner of the law firm of Jackson & Walker, L.L.P., outside counsel to the Company, for more than five years. Mr. Holland is currently Senior Vice President, General Counsel and Secretary of Triton Energy Corporation, an international oil and gas exploration company, and has served in such capacities since January 1993.

  Except as otherwise noted, no family relationships exist among the directors of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met four times during 1994.

  The Board of Directors has two standing committees, the Audit Committee and the Stock Option and Compensation Committee, and the full Board of Directors acts to nominate persons to serve on the Board. The functions of the committees, their current members, and the number of meetings held during 1994 are described below.

  The functions performed by the Audit Committee include: recommending to the Board of Directors selection of the Company's independent accountants for the ensuing year; reviewing with the independent accountants and management the scope and results of the audit; reviewing the independence of the independent accountants; reviewing the independent accountants' written recommendations and corresponding actions by management; and meeting with management and the independent auditors to review the effectiveness of the Company's system of internal control. The committee currently is composed of Gene E. Overbeck, John
W. Stodder and James D. Cavanaugh. The committee met two times during 1994.

  The Stock Option and Compensation Committee administers the Stock Option Plan and reviews other matters regarding the compensation of employees of the Company. The committee currently is composed of Robert H. Brown, Jr., Constance
I. Stevens and Donald H. Wedin (who has decided not to stand for reelection to the Board of Directors at the Meeting). The committee met four times during 1994.

  During 1994, each director attended more than 75% of the meetings of the Board of Directors and respective committees on which he or she served.

                                PROPOSAL NO. II

                            APPROVAL OF NAME CHANGE

VOTE REQUIRED

  The Board of Directors unanimously recommends approval of the change in the name of the Company to Stevens International, Inc. The Board of Directors believes that the term, "graphics," has come to be used generically for a large variety of printing, copying, software and design businesses, and no longer reflects the business of the Company. Moreover, the Company's business has increasingly become more international in scope.

  Approval of the proposal to adopt the change in name of the Company to "Stevens International, Inc." by amending the Company's Certificate of Incorporation requires the favorable vote of the majority of the votes represented by the outstanding shares of Series A Stock and Series B Stock and entitled to be cast at the Meeting. Abstentions on this proposal may be specified and will have the same effect as a vote against such proposal. Broker non-votes will not be counted as having been voted with respect to this proposal. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all proxies "FOR" the adoption of Proposal No. II.

                                PROPOSAL NO. III

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Deloitte & Touche LLP as independent public accountants to audit the Company's financial statements for the 1995 fiscal year and proposes that the Company's stockholders ratify this selection. The Board of Directors recommends that the stockholders vote for the selection of Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to answer appropriate questions.

VOTE REQUIRED

  Ratification of Deloitte & Touche LLP as independent public accountants requires the vote of a majority of the votes represented and entitled to vote at the Meeting. Abstentions on this proposal may be specified and will have the same effect as a vote against such proposal. Broker non-votes will not be counted as having been voted with respect to this proposal. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all proxies "FOR" the adoption of Proposal No. III.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

  The following table sets forth information as of April , 1995 (except as otherwise noted) regarding the beneficial ownership of Common Stock by each person known by the Company to own 5% or more of the outstanding shares of each Series of Common Stock, each director and nominee for director of the Company, including the Company's Chief Executive Officer, each other executive officer listed in the Summary Compensation Table below, and the current directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted. Of the shares issued and outstanding as of April , 1995, Paul I. Stevens, Chairman of the Board of the
Company, and members of his immediate family, own approximately   % of the
outstanding Series A Stock and   % of the outstanding Series B Stock,
representing in the aggregate approximately   % of the total voting power of
Common Stock with respect to matters on which Series A Stock and Series B Stock vote together.

                                           SERIES A STOCK(1)  SERIES B STOCK(2)
                                           ----------------- -------------------
                                                    PERCENT             PERCENT
    NAME OF BENEFICIAL OWNER OR GROUP      NUMBER  OF SERIES  NUMBER   OF SERIES
    ---------------------------------      ------- --------- --------- ---------
Paul I. Stevens(3)(4)....................  897,502   12.5%   1,698,115   76.0%
Richard I. Stevens(3)(5).................  700,431    9.8      250,463   11.2
Constance I. Stevens(3)(6)...............  671,192    9.3      107,725    4.8
Robert H. Brown, Jr.(8)..................   10,000     *           --     --
James D. Cavanaugh(8)....................   15,000     *           --     --
Robert B. Holland, III...................      --     --           --     --
Gene E. Overbeck(8)......................   15,000     *         1,000     *
Edgar H. Schollmaier.....................
John W. Stodder(8)(9)....................   15,000     *           --     --
Donald H. Wedin(7).......................   22,000     *           --     --
Kenneth W. Reynolds......................   10,000     *                   *
Allen J. Prochnow(10)....................   30,100     *           100     *
Stevens Industries, Inc.(3)..............  522,606    7.3       74,140    3.3
David L. Babson & Company, Inc.(11)......  693,900    9.6
Wanger Asset Management, Ltd.(12)........  715,000   10.1
Acorn Investment Trust, Series Designated
 Acorn Fund (13).........................  450,000    6.3
All current directors and executive
 officers as a group
 (  persons)(14).........................

- --------
  *Less than 1%
 (1) The information set forth for Series A Stock does not include the shares of Series B Stock of such holder which are convertible, at any time and from time to time, into shares of Series A Stock on a share-for-share basis.
 (2) Each share of Series B Stock is convertible into Series A Stock on a share-for-share basis at any time.
 (3) The address of Paul I. Stevens, Richard I. Stevens and Constance I. Stevens is 5500 Airport Freeway, Fort Worth, Texas 76117 and the address of Stevens Industries, Inc. is P.O.Box 562, Fort Worth, Texas 76101. The shares of Paul I. Stevens, Richard I. Stevens and Constance I. Stevens include shares held by Stevens Industries, Inc. because, due to their positions as officers, directors and stockholders of such corporation, they could be deemed to share beneficial ownership of its shares.
 (4) Includes 40,000 shares of Series A Stock purchasable pursuant to options.
 (5) Includes 150 shares of Series A Stock and 150 shares of Series B Stock owned by Mr. Stevens' children and 40,000 shares of Series A Stock purchasable pursuant to options.
 (6) Includes 75 shares of Series A Stock and 75 shares of Series B Stock owned by Ms. Stevens' daughter and 15,000 shares of Series A Stock purchasable pursuant to options.
 (7) Includes 15,000 shares of Series A Stock purchasable pursuant to options. Mr. Wedin has decided not to stand for reelection to the Board of Directors at the Meeting.
 (8) Includes 10,000 shares of Series A Stock purchasable pursuant to options.
 (9) Includes 5,000 shares of Series A Stock owned by a trust for which Mr. Stodder and his wife serve as trustees.
(10) Includes 30,000 shares of Series A Stock purchasable pursuant to options.

(11) Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission dated February 9, 1995. The address of David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142. Ownership of shares of Series B Stock was not reported.
(12) Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission dated February 8, 1995. The address of Wanger Asset Management, Ltd. ("WAML") is 227 West Monroe, Suite 3000, Chicago, Illinois 60606. The ownership of WAML includes the 448,000 shares owned by Acorn Investment Trust, Series Designated Acorn Fund. Ownership of shares of Series B Stock was not reported.
(13) Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission dated February 8, 1995. The address of Acorn Investment Trust, Series Designated Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Ownership of shares of Series B Stock was not reported.
(14) In addition, to the holdings disclosed in the preceding footnotes,
     includes       shares of Series A Stock purchasable pursuant to options.

                    MANAGEMENT COMPENSATION AND TRANSACTIONS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other executive officers serving at fiscal 1994 year end whose salary and bonus exceeded $100,000.

                                                                       LONG TERM COMPENSATION
                                                                   -------------------------------
                                                                           AWARDS          PAYOUTS
                                        ANNUAL COMPENSATION        ----------------------- -------
                                 ---------------------------------             SECURITIES
        NAME AND                                      OTHER ANNUAL RESTRICTED  UNDERLYING   LTIP    ALL OTHER
       PRINCIPAL          FISCAL                      COMPENSATION   STOCK    OPTIONS/SARS PAYOUTS COMPENSATION
        POSITION           YEAR  SALARY ($) BONUS ($)    ($)(1)     AWARD(S)      (#)        ($)       ($)
       ---------          ------ ---------- --------- ------------ ---------- ------------ ------- ------------
Paul I. Stevens,           1994   250,000    110,000     6,000        --         50,000      --            --
Chairman of the            1993   250,000        --      6,000        --            --       --            --
Board and Chief            1992   252,256        --      6,000        --         40,000      --     $1,145,273(2)
Executive Officer
Richard I. Stevens,        1994   194,000    110,000     6,000        --         50,000      --            --
President and Chief        1993   181,455        --      6,000        --            --       --            --
Operating Officer          1992   176,671        --      6,000        --         40,000      --            --
Kenneth W. Reynolds (3),   1994   150,000    110,000     6,000        --         50,000      --            --
Senior Vice President      1993    75,000        --      3,000        --         30,000      --            --
Finance and Chief
Financial Officer
Allen J. Prochnow,         1994   176,902    110,000     6,000        --         50,000      --            --
Senior Vice President      1993   149,556     20,000       --         --            --       --            --
                           1992   140,000        --        --         --         30,000      --            --

- --------
(1) Consists of automobile allowance.
(2) Consists of lump sum distribution of accrued pension benefits.
(3) Mr. Reynolds joined the Company in July 1993.

OPTION GRANTS DURING 1994 FISCAL YEAR





                                                                                POTENTIAL REALIZABLE
                               INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
- -------------------------------------------------------------------------------     ANNUAL RATES
                           NUMBER OF     % OF TOTAL                                OF STOCK PRICE
                           SECURITIES   OPTIONS/SARS                              APPRECIATION FOR
                           UNDERLYING    GRANTED TO  EXERCISE OR                  OPTION TERM (1)
                          OPTIONS/SARS  EMPLOYEES IN BASE PRICE    EXPIRATION   --------------------
       NAME              GRANTED (#)(2) FISCAL YEAR   ($/SH)(3)       DATE       5% ($)    10% ($)
       ----              -------------- ------------ ----------- -------------- --------- ----------
Paul I. Stevens.........     50,000         19.5%       $5.50    Sept. 30, 1999    75,977    167,890
Richard I. Stevens......     50,000         19.5%        5.50    Sept. 30, 1999    75,977    167,890
Kenneth W. Reynolds.....     50,000         19.5%        5.50    Sept. 30, 1999    75,977    167,890
Allen J. Prochnow.......     50,000         19.5%        5.50    Sept. 30, 1999    75,977    167,890

- --------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to four years.

(2) Reflects options to acquire shares of Series A Common Stock. The Company has not granted stock appreciation rights.
(3) The option exercise price may be paid in shares of Series A Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Stock Option and Compensation Committee in its discretion.
(4) Options become exercisable with respect to 50% of the shares covered thereby on each of the first two anniversaries of the date of grant. In the event of a change of control of the Company, however, any unexercisable portion of the options will become immediately exercisable. The exercise price was equal to the fair market value of the Common Stock on the date of grant.

OPTION EXERCISES DURING 1994 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during the 1994 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                            OPTIONS/SAR'S             OPTIONS/SAR'S
                                                            AT FY-END (#)           AT FY-END ($) (1)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
       NAME              ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----              --------------- ------------ ----------- ------------- ----------- -------------
Paul I. Stevens.........        --             --       40,000       50,000       152,480      143,750
Richard I. Stevens......        --             --       40,000       50,000       152,480      143,750
Kenneth W. Reynolds.....     15,000        $43,125         --        65,000           --       186,875
Allen J. Prochnow.......        --             --       30,000       50,000       114,360      143,750

- --------
(1) Value is calculated on the basis of the difference between the option exercise price and the closing price of Series A Stock as of December 31, 1994 multiplied by the number of shares of Series A Stock underlying the option. On December 31, 1994, the closing price as reported on the American Stock Exchange of the Series A Stock was $8 3/8.

PENSION PLAN AND TRUST

  Effective January 1, 1989, the Company established the Stevens Graphics Corporation Pension Plan and Trust (the "Pension Plan"). The Pension Plan replaced and is the successor to two pension plans previously maintained by subsidiaries of the Company. The Pension Plan is a tax qualified defined benefit pension plan under Section 401(a) et. seq. of the Code.

  The following table illustrates estimated annual benefits payable upon retirement in specified compensation and years of service classifications and assumes (i) the participant attained age 65 in 1994, (ii) the compensation presented is subject to the maximum permitted in 1994 and preceding years,
(iii) the monthly Social Security covered compensation will be $24,314, (iv) the maximum allowable years of service is 40, (v) the participant elected to receive his benefits for life, and (vi) the Internal Revenue Code limitation on benefits elected remains at the level of $118,800, the 1994 limit.

                                                YEARS OF SERVICE
                                ------------------------------------------------
COMPENSATION                      15      20      25      30      35       40
- ------------                    ------- ------- ------- ------- ------- --------
$100,000....................... $18,751 $25,153 $31,555 $37,956 $44,358 $ 48,863
 125,000.......................  23,889  32,040  40,192  48,344  56,496   62,125
 150,000.......................  29,026  38,928  48,830  58,731  68,633   75,388
 175,000.......................  33,851  45,503  57,155  68,806  80,458   88,463
 200,000.......................  38,676  52,078  65,480  78,881  92,283  101,538
 225,000.......................  40,357  54,198  68,040  81,882  95,724  105,105
 250,000.......................  40,541  54,382  68,224  82,066  95,907  105,215
 300,000.......................  40,541  54,382  68,224  82,066  95,907  105,215

  The amount of a participant's normal benefit is based on the participant's accrued benefit as of December 31, 1991, plus, with respect to service of participants after December 31, 1991, .75% of the participant's monthly compensation for each year of participation (not to exceed 40 years), plus .5% of the participant's monthly compensation (in excess of the Social Security covered compensation) for each year of participation (not to exceed 35 years). Under the Code, the annual benefit payable to a participant under the Pension Plan (expressed as a single life annuity beginning at the participant's Social Security retirement age), is limited to $118,800 in 1994 or, if less, 100% of the participant's average annual compensation for the participant's highest three years of consecutive service. For purposes of the Pension Plan, compensation includes a participant's base compensation, bonuses, commissions, and overtime pay. Compensation considered under the Pension Plan is subject to limits imposed by the Code ($150,000 in 1994). Benefits provided by the Company under the Pension Plan will become fully vested and nonforfeitable following the completion of five years of service by a participant.

  The estimated credited years of service under the Pension Plan for each of the executive officers listed in the compensation table above is as follows:
Mr. Paul Stevens, six years; Mr. Richard Stevens, six years; Mr. Reynolds, two years; and Mr. Prochnow, three years.

  Under one of the predecessor pension plans, benefits have vested on behalf of two executive officers of the Company. Accordingly, Mr. Paul I. Stevens received a lump sum distribution, for benefits vested through January 1, 1993, of $1,145,273 and Mr. Richard I. Stevens is entitled to a monthly annuity benefit for life of $2,083, commencing on his normal retirement date.

COMPENSATION OF DIRECTORS

  The Company's outside directors receive cash compensation of $1,500 per quarter. All outside directors also receive $1,000 for each board meeting and committee meeting attended, and are reimbursed for their travel expenses in connection with such meetings. The Company's Amended and Restated Stock Option Plan provides for annual automatic grants of options to the Company's outside directors. In May 1994, each of Ms. Constance I. Stevens and Messrs. Gene E. Overbeck, John W. Stodder, Robert H. Brown, Jr., Donald H. Wedin and James D. Cavanaugh was granted a ten year option under the Plan to purchase 5,000 shares of Series A Common Stock with an exercise price of $6.00 per share (the closing price of the Series A Common Stock on the date of grant as reported on the American Stock Exchange).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Stock Option and Compensation Committee of the Board of Directors. During 1994, the Committee was composed of three independent, nonemployee directors. The Committee is committed to a strong, positive link between business, performance and strategic goals, and compensation and benefit programs.

OVERALL EXECUTIVE COMPENSATION POLICY

  The Company's compensation policy is designed to support the overall objective of enhancing value for the Company's stockholders by:

  .Attracting, developing, rewarding and retaining highly qualified and productive individuals.

  .Relating compensation to both Company and individual performance.

  .Ensuring compensation levels that are externally competitive and internally equitable.

  .Encouraging executive stock ownership to enhance a mutuality of interest with other stockholders.

  The following is a description of the elements of the Company's executive compensation and how each relates to the objectives and policy outlined above.

 Base Salary

  The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility.

  By design, the Committee strives to set executives' salaries at competitive market levels. The Committee believes maximum performance can be encouraged through the use of appropriate incentive programs. Incentive programs for executives are as follows:

 Annual Incentives

  Generally, discretionary annual incentive award opportunities are made to executives to recognize and reward corporate and individual performance. Senior executives may receive bonuses ranging from 60% to 75% of eligible base compensation with attainment measured by corporate net income. Business unit general managers may receive bonuses ranging from 20% to 50% of eligible base compensation measured by business unit (80%) and corporate (20%) net income attainment. Other corporate officers and key business unit employees may receive bonuses ranging from 5% to 20% of eligible base compensation, measured either by business unit or corporate net income. Accordingly, four senior executive officers were each awarded $110,000 incentive bonus based upon 1994 performance, and three officers were each awarded $20,000 incentive bonuses based upon 1994 performance. External market data is reviewed periodically to determine competitive incentive opportunities for individual executives. The Company believes that it is in the mid-range of compensation and annual incentive programs, when compared to external compensation data.

 Long-Term Incentives

  The Company's long-term compensation philosophy is that long-term incentives should be related to improvement in long-term stockholder value, thereby creating a mutuality of interest with stockholders. In furtherance of this objective, the Company awards to its executive officers stock options.

  Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options generally are exercisable at the fair market value at date of grant and options are generally exercisable in two installments beginning one year after date of grant.

RATIONALE FOR CEO COMPENSATION

  Mr. Paul I. Stevens has been Chairman and Chief Executive Officer of the Company since 1986. His compensation package has been designed to encourage short and long-term performance in line with the interests of the Company's stockholders. Mr. Stevens' large stock ownership percentage as described elsewhere herein is a substantial incentive to perform in such a way to enhance stockholders' interest and returns. His base pay has been $250,000 from 1990 through 1994 and has been set at $300,000 for 1995. The Committee believes Mr. Stevens' total compensation is competitive in the external marketplace and reflective of Company and individual performance. He is a participant in the incentive plans described above.

  The factors which the Committee considered in determining Mr. Stevens' base salary for 1994 were those mentioned above for other executive officers.

  An annual incentive of $110,000 was earned by Mr. Stevens for fiscal year 1994. No such incentive was paid to Mr. Stevens for fiscal year 1993.

  In granting stock options in 1993 and 1994 to Mr. Stevens, as well as other executives, the Committee took into account the executive's level and scope of responsibility and contributions to the Company, as well as competitive long-term incentive practices as verified by external surveys.

  This report is submitted by the members of the Stock Option and Compensation Committee of the Board of Directors:

    Donald H. Wedin
    Constance I. Stevens
    Robert H. Brown, Jr.

  The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK OPTION AND COMPENSATION COMMITTEE AND INSIDER PARTICIPATION

  During fiscal 1994, the members of the Stock Option and Compensation Committee were primarily responsible for determining executive compensation and matters relating to stock options, although certain of such matters were discussed by the full Board of Directors. Paul I. Stevens, as a director as well as an executive officer of the Company, participated in such discussions.

  The Company and Xytec Corporation ("Xytec"), a subsidiary of Stevens Industries, Inc., one of the principal shareholders of the Company and a corporation controlled by Paul I. Stevens, Richard I. Stevens and Constance I. Stevens, entered into an agreement during 1994 for Xytec to provide software and computer-related services and equipment of $1.2 million as a subcontractor. During 1994, the Company paid approximately $287,000 to Xytec on this contract. The cost to Xytec of this subcontract was approximately 90% of its billings to the Company, or $258,000 in 1994.

  Each of Paul I. Stevens and Richard I. Stevens owns a 22.5% interest in a joint venture which is the landlord under the lease of the Company's corporate headquarters. Amounts paid to the joint venture as rent and maintenance in 1994 were approximately $111,000.

  In January and February 1994, Stevens Industries, Inc. advanced an aggregate of $900,000 to Stevens Security Systems, S.A., a subsidiary of the Company, in exchange for a promissory note of Stevens Security Systems, S.A. bearing interest at the rate of 6% per annum due February 1995. These advances were repaid in full in February 1995.

  The Company believes that the transactions described above are beneficial to the Company and are on terms as favorable to the Company as could be obtained from unaffiliated third parties. Such transactions are expected to be continued in the future, with review of and the approval required by the independent members of the Board of Directors.

STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Series A Stock during the five fiscal years ended December 31, 1994 (adjusted for a stock split and the reclassification of the Company's Common Stock into Series A Stock and Series B Stock) with the cumulative total return on the American Stock Exchange Index and the Printing Equipment (SIC Code 355) Machinery Industry Index. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

               COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

- ------------------------------FISCAL YEAR ENDING-------------------------------
COMPANY                   1989     1990     1991     1992     1993     1994
STEVENS GRAPHICS CL A      100     19.18    26.03    26.71    37.67    45.89
INDUSTRY INDEX             100     73.79   118.81   142.96   185.79   218.30
BROAD MARKET               100     84.80   104.45   105.88   125.79   111.12


                            SECTION 16 REQUIREMENTS

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the

American Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it with respect to fiscal 1993, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

                            STOCKHOLDERS' PROPOSALS

  Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered in the Proxy Statement and Proxy relating to the 1995 Annual Meeting of Stockholders, such proposals must be received by the Company not later than December , 1995. Such proposals should be directed to Stevens Graphics Corporation, 5500 Airport Freeway, Fort Worth, Texas 76117.

                                 OTHER BUSINESS

  The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

  The Company's annual report to shareholders for 1994 is being mailed with this proxy statement to stockholders entitled to vote at the Meeting. The Annual Report is not to be deemed part of this Proxy Statement.

                                          By Order of the Board of Directors
                                          Paul I. Stevens
                                          LOGO
                                          Chairman of the Board
                                          and Chief Executive Officer

Fort Worth, Texas
April  , 1995

                                                                PRELIMINARY COPY
                          STEVENS GRAPHICS CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                             SERIES A COMMON STOCK
 The undersigned hereby appoints Paul I. Stevens and Richard I. Stevens, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated below, all Series A Common
Stock of Stevens Graphics Corporation owned by the undersigned, at the Annual Meeting of Stockholders to be held at The Worthington Hotel, 200 Main Street,
Fort Worth, Texas 76102, on Thursday, May 18, 1995, at 10:00 a.m., local time, upon such business as may properly come before the meeting or any adjournment thereof including the following:
1. Election of Directors
             [_] FOR all nominees      [_] WITHHOLD AUTHORITY to vote for all
              listed below except       nominees listed below
              as marked to the
              contrary below
           GENE E. OVERBECK, JOHN W. STODDER and EDGAR H. SCHOLLMAIER
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
THAT NOMINEE'S NAME IN THE SPACE BELOW.
- --------------------------------------------------------------------------------
2. Approval of the proposal to change the Company's name to "Stevens International, Inc." by amendment to the Company's Certificate of
 Incorporation.
               [_] FOR     [_] AGAINST     [_] ABSTAIN
3. Ratification of the selection of Deloitte & Touche LLP as independent public accountants to audit the Company's financial statements for the 1995 fiscal year.
               [_] FOR     [_] AGAINST     [_] ABSTAIN
4. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

            (Continued, and to be signed and dated on reverse side)


P R O X Y

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (II) FOR THE APPROVAL OF THE PROPOSAL TO CHANGE THE COMPANY'S NAME TO "STEVENS INTERNATIONAL, INC." BY AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, EXCEPT THAT BROKER NON-VOTES WILL NOT BE COUNTED WITH RESPECT TO SUCH PROPOSAL, (III) FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S FINANCIAL STATEMENTS FOR THE 1995 FISCAL YEAR AND (IV) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy may be revoked prior to the exercise of the powers conferred by the proxy.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                Dated: _________________ , 1995


                                                _______________________________
                                                           Signature

                                                _______________________________
                                                  (Signature if held jointly)

                                                Please date, sign exactly as
                                                shown hereon and mail promptly
                                                this proxy in the enclosed en-
                                                velope. When there is more
                                                than one owner, each should
                                                sign. When signing as an at-
                                                torney, administrator, execu-
                                                tor, guardian or trustee,
                                                please add your title as such.
                                                If executed by corporation,
                                                the proxy should be signed by
                                                a duly authorized officer. If
                                                executed by a partnership,
                                                please sign in the partnership
P R O X Y                                       name by an authorized person.

                                                                PRELIMINARY COPY
                          STEVENS GRAPHICS CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                             SERIES B COMMON STOCK
 The undersigned hereby appoints Paul I. Stevens and Richard I. Stevens, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated below, all Series B Common
Stock of Stevens Graphics Corporation owned by the undersigned, at the Annual Meeting of Stockholders to be held at The Worthington Hotel, 200 Main Street,
Fort Worth, Texas 76102, on Thursday, May 18, 1995, at 10:00 a.m., local time, upon such business as may properly come before the meeting or any adjournment thereof including the following:
1. Election  [_] FOR all nominees      [_] WITHHOLD AUTHORITY to vote for all
of            listed below except       nominees listed below
Directors     as marked to the
              contrary below
  PAUL I. STEVENS, RICHARD I. STEVENS, CONSTANCE I. STEVENS, ROBERT H. BROWN,
               JR., JAMES D. CAVANAUGH and ROBERT B. HOLLAND, III
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
THAT NOMINEE'S NAME IN THE SPACE BELOW.
- --------------------------------------------------------------------------------
2. Approval of the proposal to change the Company's name to "Stevens International, Inc." by amendment to the Company's Certificate of
 Incorporation.
               [_] FOR     [_] AGAINST     [_] ABSTAIN
3. Ratification of the selection of Deloitte & Touche LLP as independent public accountants to audit the Company's financial statements for the 1995 fiscal year.
               [_] FOR     [_] AGAINST     [_] ABSTAIN
4. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

            (Continued, and to be signed and dated on reverse side)


P R O X Y

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (II) FOR THE APPROVAL OF THE PROPOSAL TO CHANGE THE COMPANY'S NAME TO "STEVENS INTERNATIONAL, INC." BY AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, EXCEPT THAT BROKER NON-VOTES WILL NOT BE COUNTED WITH RESPECT TO SUCH PROPOSAL, (III) FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S FINANCIAL STATEMENTS FOR THE 1995 FISCAL YEAR AND (IV) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy may be revoked prior to the exercise of the powers conferred by the proxy.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                Dated: _________________ , 1995
                                                _______________________________
                                                           Signature
                                                _______________________________
                                                  (Signature if held jointly)

                                                Please date, sign exactly as
                                                shown hereon and mail promptly
                                                this proxy in the enclosed en-
                                                velope. When there is more
                                                than one owner, each should
                                                sign. When signing as an at-
                                                torney, administrator, execu-
                                                tor, guardian or trustee,
                                                please add your title as such.
                                                If executed by corporation,
                                                the proxy should be signed by
                                                a duly authorized officer. If
                                                executed by a partnership,
                                                please sign in the partnership
                                                name by an authorized person.


P R O X Y